Exhibit 99.3

Date: January 29, 2008

To: All TOUSA Associates

From: Tony Mon

Re: Chapter 11 Announcement

As you are well aware, we have been operating in extremely challenging market conditions and have been burdened with heavy debt obligations. Today we took decisive action to combat these challenges and made the difficult decision to restructure under Chapter 11 of the Bankruptcy Code.

Unlike other homebuilders that have recently landed in unplanned Chapter 11 cases as a result of industry conditions, we have taken steps to minimize the impact of the filing on our operations and to expedite our stay in bankruptcy. In connection with the filing, TOUSA also announced that we have reached a pre-negotiated deal with our senior noteholders to implement a restructuring plan.

While we would have preferred an out-of-court restructuring, we believe that by utilizing the Chapter 11 process, the Company can achieve an orderly restructuring and capitalize on deleveraging initiatives that we currently have underway, better positioning us to compete with our strong Newmark, Engle, Trophy, and Fedrick, Harris brands.

It is important that you understand TOUSA is not going out of business. Now more than ever homebuyers need a builder they can trust, a builder who is going to follow through on all of its commitments and be around for years to come.

Chapter 11 means reorganization, not liquidation. It is a tool to enable us to restructure our debt and strengthen our business so that we can navigate this challenging market and compete successfully when conditions improve.

As you all are aware, the dramatic downturn in the U.S. housing market has accelerated over the last several months due to a number of factors, including severe liquidity challenges in the credit and mortgage markets, diminished consumer confidence, increased home inventories and foreclosures, and downward pressure on home prices. All of these factors have contributed to lower gross sales, higher cancellation rates, lower margins and decreased deliveries.

As many of our competitors continue to struggle with these issues, we believe we have the right plan in place to get TOUSA over these hurdles. Our core operations are solid and our market position should ensure a strong future for the Company. We believe that, with your help, every TOUSA customer will get the home of their dreams.

I want to emphasize that our restructuring should not negatively affect our current and prospective homeowners in any way. We intend to honor all of our commitments to them, and they should feel reassured that we have taken proactive steps in this challenging market so that we will be around for the long-run.

What does this mean to you? We are seeking court permission to continue paying associate wages and benefits, including health and severance programs. Courts typically grant such requests in the first days of the filing and we do not expect any interruption in payroll. The funds in your 401(k) are not subject to the claims of creditors and will be unaffected by the filing. In fact, we do not expect anything about your day-to-day job function to change. We want you to know we value your contribution to TOUSA and understand how critical your continued loyalty and support are to the Company’s success during the Chapter 11 process.

Citigroup Global Markets Inc. has agreed to provide the Company with up to $150 million in debtor-in-possession financing. If approved by the Court, the Company will use the funds to implement its restructuring plan and pay normal operating expenses, including employee wages and payments to suppliers.

I want you to know that many companies that have filed for reorganization, including NVR, Inc. (Ryan Homes), Macy’s, Bloomingdales, Toys ‘R Us, Texaco, Continental Airlines and Delta Airlines, have strengthened their businesses and are performing well today. With your support and dedication, I am optimistic that we, too, have a successful future ahead of us.

In short, today’s actions and the Company’s business plan ensure TOUSA is better positioned to overcome our difficulties and be a leading builder for many years to come.

Attached with this letter are some additional questions and answers which you may find helpful. I encourage you to read through them, print them out and share them with your families. We have also set up a restructuring area on www.tousa.com to which you can refer interested parties. Additionally, we have established a restructuring hotline at (866) 588-9290.